NACEL ENERGY AND RIDGE PARTNERS DOMINICAN REPUBLIC WIND ENERGY PROJECT DEVELOPMENT TERM SHEET

This NACEL ENERGY AND RIDGE PARTNERS DOMINICAN REPUBLIC WIND ENERGY PROJECT DEVELOPMENT TERM SHEET ("Term Sheet") is between Nacel Energy Corporation ("Nacel") and Ridge Partners Dominico ("Ridge").

This Term Sheet sets forth the basic, preliminary concepts, issues, and terms related to the contemplated Projects (defined below) and involving the Parties (defined below).

1. Parties	Nacel and Ridge ("Parties" and each a "Party").
2. Party contacts	See signature boxes, below.
3. Effective Date	May 1, 2008 ("Effective Date").
4. Term	Twelve (12) months after the Effective Date, subject to extension upon mutual written agreement of the Parties ("Term").
5. Projects	Wind energy project(s) in the Dominican Republic as follows: a) Project 1 – 2000 acres more or less (currently controlled by Ridge for jatropha production); b) Project 2 – 100,000 (hectares)(contemplated to be controlled by Ridge for jatropha production); and, c) Project 3 – 199,000 (hectares)(contemplated to be controlled by Ridge for jatropha production) ("Projects" and each a "Project") (Nb – order of Projects 2 and 3 may be reversed.)
6. Covenant	Starting on or around the Effective Date and for the Term, the Parties will in good faith negotiate a joint venture, development agreement, or similar arrangement between them related to the Projects and based on the following contemplated concepts: Ridge responsibilities: a) Secure long-term land easements/leases (minimum 20 years) for Projects; b) Assist in local permitting; c) Assist in identifying local financing (e.g. debt); d) Assist in negotiations with power off-taker; e) Direct local relations (e.g. governmental relations, local vendor relations, ...) f) f) Carbon-credit off-take;

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	Nacel responsibilities: a) Wind study (through wholly-owned affiliate); b) Environmental and avian studies; c) Model Projects' economics; d) Interconnection and transmission study(ies) e) Permitting; f) Source equipment (e.g. turbines); g) Source contractors; h) Carbon-credit off-take; i) Source insurances; j) Negotiate power purchase agreement; k) Identify and secure development partner and/or financing and/or Project(s) purchaser(s); and, l) Project(s) management. Expenses: Ridge to secure Nacel prior written approval (e.g. email confirmation from designated contact) before incurring any Project expenses on behalf of Project Company to be paid by project funding from Nacel. Revenue sharing: a) First, Parties to receive reimbursement of expenses each incurred, in proportion to relative amounts incurred; b) Second, Nacel to receive first proceeds (after reimbursement of Parties' expenses) from development fee, project revenue, and/or disposition ("Compensation") equal to 2 times amount it expends. c) Parties to share remaining Compensation 50 % Nacel and 50 % Ridge. d) Ridge to receive all land lease fees, in excess of any amounts due the applicable government authority.
7. Exclusivity	During the Term, the Parties will negotiate exclusively with each other relative to the Projects and will not solicit or entertain similar discussions with third parties.
8. Confidentiality	The Parties will maintain as strictly confidential the terms of this Term Sheet and the information disclosed during their negotiations; provided, however, the Parties may disclose such information to their in-house personnel, professional advisors, and investors; provided that such individuals have acknowledged and agreed to be bound by this Section. The Parties will not liable for disclosure of any such information that:

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	a) is in the public domain when disclosed; b) was known to the other Party when first received; c) is disclosed with written approval of the other Party; d) becomes known to the other Party from an independent source without breach of this Term Sheet; e) is disclosed pursuant to the requirement of a court, administrative agency, or governmental body; or, f) is disclosed pursuant to applicable law, rule, or regulation. This confidentiality obligation will survive for 24 months after the expiration of the Term or earlier termination of this Term Sheet.
9. Publicity	Notwithstanding the foregoing confidentiality obligation, the Parties agree to jointly prepare a press release related to this Term Sheet.
10. Definitive documentation	The Parties acknowledge and agree this Term Sheet sets forth a framework for initiating good faith negotiations, only, and that definitive, final documentation will contain additional conditions and terms for a contractual relationship of the type contemplated, including, but not limited to: covenants, representations, and warranties; default provisions; indemnification provisions; broad miscellaneous provisions; and, termination provisions.
11. Limited obligations	Neither this Term Sheet nor any discussions or negotiations between the Parties will be deemed to constitute any binding liabilities or obligations on either Party (e.g. any agreement to agree), except for the limited obligations to negotiate in good faith, negotiate exclusively with each other for the Term, maintain confidentiality (as set forth above), and jointly prepare a press release. The Parties further acknowledge and agree development of each Project is contingent on and may not be possible, and thus execution of definitive documentation may not be possible, considering: a) adequacy of the wind resource; b) ability to secure the required volume of land; c) soil conditions; d) environmental concerns; e) avian concerns; f) permitting impediments; g) ability to interconnect and transmit power produced; h) ability to secure a power purchase agreement on such terms and conditions as are necessary to secure financing; i) ability to secure adequate carbon-credit off-take;

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	j) availability of and ability to secure financing; k) availability of and ability to secure suitable equipment; l) available equipment warranties; m) equipment transportation costs; n) construction costs; o) crane availability and costs; p) inability to commit the necessary personnel resources to the Project(s); q) ability to secure adequate insurances; r) availability of and ability to secure EPC and BOP contractors; s) government stability; and, t) such other elements as are common to wind project development.
12. Miscellaneous	Wyoming law governs this Term Sheet. Except for a breach of confidentiality (as set forth above) or exclusivity (for the Term), in the case of which the non-breaching Party may pursue injunctive relief, the Parties will arbitrate any dispute regarding this Term Sheet before the AAA in Cody, Wyoming. The prevailing Party in any litigation or arbitration will be entitled to recover its reasonable costs and fees. In no circumstances will either Party be entitled to recover from the other consequential damages (e.g. lost profits) or exemplary or punitive damages. This Term Sheet is the entire agreement between the Parties regarding its subject matter. The individuals signing this Term Sheet covenant, represent, and warrant they have the authority to execute it. Neither Party makes any covenant, representation, or warranty except as expressly set forth in this Term Sheet. This Term Sheet will not be construed against either Party by virtue of that Party having written all or any part of it. The failure on the part of a Party to enforce a term of this Term Sheet will not be a waiver of the right to later enforce that term. The Parties may not amend this Term Sheet except in a writing signed by both of them and denominated as an "amendment." The Parties may execute this Term Sheet in counterparts. Faxed or electronically stored executed copies of this Term Sheet will be regarded as originals.

RIDGE PARTNERS DOMINICO	NACEL ENERGY CORPORATION
5/2/08	5/2/08
By: Tom Klubes Date	By: Dan Leach Date
780 Cambridge Drive Burr Ridge, IL 60527 630-789-6203 fax	1128 12th Street, Suite B Cody, WY 82414 Fax: 307-461-4221